SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)



                            College Partnership, Inc.
                            -------------------------
                                (Name of Issuer)

                         Common Stock, $0.001 Par Value
                        --------------------------------
                         (Title of Class of Securities)

                                   194375 10 1
                                   -----------
                                 (CUSIP Number)

                                  John J. Grace
                        333 S. Allison Parkway, Suite 100
                               Lakewood, CO 80226
                                 (303) 804-0155
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   03/18/2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].


-------------------

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------
CUSIP No.   194375 10 1
-------------------------
-------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:           Chartwell International Inc.

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
-------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                  (b) [X]
-------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------
4       SOURCE OF FUNDS                     OO
-------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                         [ ]
-------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
-------------------------------------------------------------------------
                         7   SOLE VOTING POWER
                             6,427,998
            NUMBER OF    ------------------------------------------------
             SHARES      8   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY
              EACH       ------------------------------------------------
            REPORTING    9   SOLE DISPOSITIVE POWER
             PERSON          6,427,998
              WITH
                         -------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        6,427,998
-------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                        [ ]
-------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        23%
-------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON                   CO
-------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------
CUSIP No.   194375 10 1
-------------------------
-------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:           John J. Grace

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
-------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                  (b) [X]
-------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------
4       SOURCE OF FUNDS                     PF
-------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                         [ ]
-------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
-------------------------------------------------------------------------
                         7   SOLE VOTING POWER
                             2,601,424
            NUMBER OF    ------------------------------------------------
             SHARES      8   SHARED VOTING POWER
          BENEFICIALLY       10,034,451
            OWNED BY
              EACH       ------------------------------------------------
            REPORTING    9   SOLE DISPOSITIVE POWER
             PERSON          2,601,424
              WITH
                         -------------------------------------------------
                         10  SHARED DISPOSITIVE POWER
                             10,034,451
-------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,635,875
-------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                        [ ]
-------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        45.25%
-------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON                   IN
-------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------
CUSIP No.   194375 10 1
-------------------------
-------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:           Janice Jones

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
-------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                  (b) [X]
-------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------
4       SOURCE OF FUNDS                     PF
-------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                         [ ]
-------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
-------------------------------------------------------------------------
                         7   SOLE VOTING POWER
                             2,176,453
            NUMBER OF    ------------------------------------------------
             SHARES      8   SHARED VOTING POWER
          BENEFICIALLY       10,459,422
            OWNED BY
              EACH       ------------------------------------------------
            REPORTING    9   SOLE DISPOSITIVE POWER
             PERSON          2,176,453
              WITH
                         -------------------------------------------------
                         10  SHARED DISPOSITIVE POWER
                             10,459,422
-------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,635,875
-------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                        [ ]
-------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        45.25%
-------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON                   IN
-------------------------------------------------------------------------

                                  SCHEDULE 13D

-------------------------
CUSIP No.   194375 10 1
-------------------------
-------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:                      Douglas Rother

        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)
-------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [ ]
                                                                  (b) [X]
-------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------
4       SOURCE OF FUNDS                     PF
-------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
        TO ITEMS 2(d) or 2(e)                                         [ ]
-------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION
        USA
-------------------------------------------------------------------------
                         7   SOLE VOTING POWER
                             1,791,950
            NUMBER OF    ------------------------------------------------
             SHARES      8   SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY
              EACH       ------------------------------------------------
            REPORTING    9   SOLE DISPOSITIVE POWER
             PERSON          1,791,950
              WITH
                         -------------------------------------------------
                         10  SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,791,950
-------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
        SHARES                                                        [ ]
-------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
        6.42%
-------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON                   IN
-------------------------------------------------------------------------

                                   SIGNATURES

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: April 9, 2004


                                            By: /s/ John J. Grace
                                            --------------------------------
                                            John J. Grace